                                  EXHIBIT F

                                OPTION AGREEMENT


         THIS AGREEMENT is made and entered into the 16th day of October, 2001 by and between DOMINIC SOFFEE ("Shareholder") and KIRK W. FOLEY ("Purchaser") is to evidence the following agreements and understandings:

                                   WITNESSETH:

         WHEREAS, Shareholder is the sole legal or beneficial owner of 82,460 shares, par value $.01 (the "Shares"), of HMI Industries Inc., a Delaware corporation (the "Company");

         WHEREAS, Purchaser desires to acquire an option to purchase from Shareholder all of the Shares (the "Option Shares") and Shareholder is willing to grant such option to Purchaser upon the terms and conditions hereinafter set forth.

         NOW, THEREFORE, in consideration of the mutual promises contained herein and other good and valuable consideration, the receipt, adequacy and sufficiency of which are hereby acknowledged, the parties agree as follows:

          1.   RIGHT TO ACQUIRE OPTION SHARES.

         (a) For One Hundred Dollars (U.S.), Shareholder hereby grants to Purchaser an option (the "Option") to purchase all or any portion of the Option Shares.

         (b) The purchase price ("Exercise Price") for the Option Shares acquired by Purchaser pursuant to the Option shall be One and 15/100 Dollars (U.S.) per Option Share.

         (c) To exercise the Option, Purchaser shall furnish a written notice of exercise to Shareholder (the "Notice of Exercise"). Promptly following receipt of the Notice of Exercise and receipt of the Exercise Price for the Option Shares being purchased, Shareholder will execute and deliver irrevocable stock powers in favor of Purchaser effectuating the transfer of the Option Shares. Shareholder will thereupon request the Company to reissue a certificate in the name of Purchaser reflecting his ownership of the Option Shares immediately following his purchase of Option Shares.

         2. TIME OF EXERCISE. The Option may be exercised at any time commencing on the date hereof and terminating on December 31, 2002.

         3. IRREVOCABLE PROXY. Shareholder will execute and deliver contemporaneously herewith an Irrevocable Proxy, in the form attached as EXHIBIT "A"
hereto, granting to Purchaser the right to vote, or to execute and deliver Shareholder written consents, in respect of all Option Shares.

         4. BINDING EFFECT. This Agreement shall be binding upon and inure to the benefit of Purchaser and Shareholder and their respective heirs, executors, administrators, successors and permitted assigns.

         5. RECITALS. The recitals and Exhibits hereto are an integral part of this Agreement and are incorporated herein by reference.

         6. COUNTERPARTS. This Agreement may be executed in two or more counterparts, each of which shall constitute an original for all purposes, but all of which shall constitute one and the same document.

         IN WITNESS WHEREOF, the parties hereby set their hands on the date above written.


                                                /s/ Dominic Soffee
                                              ---------------------------------
                                              DOMINIC SOFFEE


                                               /s/ Kirk W. Foley
                                              ---------------------------------
                                              KIRK W. FOLEY





                                       2